Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

As of December 31, 2020, Getty Realty Corp. (“we”, “our”, “us” or the “Company”) has its common stock, $0.01 par value per share (“common stock”) registered under Section 12 of the Securities Exchange Act of 1934.

The following description of our common stock, which is not complete and is subject to, and qualified in its entirety by reference to, our charter and bylaws, each of which is filed or incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part, and the Maryland General Corporation Law (“MGCL”). You should read our charter and bylaws and the applicable provisions of the MGCL for a complete statement of the provisions described under this caption “Description of Common Stock” and for other provisions that may be important to you.

Common Stock

Under our charter, we have the authority to issue 100,000,000 shares of common stock, par value $0.01 per share. At December 31, 2021, we had outstanding 46,715,734 shares of common stock. Our common stock is traded on the New York Stock Exchange under the symbol “GTY.”

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. For the election of our board of directors, holders of common stock are not entitled to cumulative voting rights. Our common stockholders are entitled to receive ratably such dividends that we declare out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of our preferred stock. The holders of our common stock have no preemptive rights or rights to convert their common stock into other securities. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of our preferred stock.

Under the MGCL and our charter, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of our common stock may be made only if, after giving effect to the distribution, our total assets are greater than our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock. We have complied with this requirement in all of our prior distributions to holders of common stock.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. A Maryland corporation may provide, however, in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Ownership and Transfer Restrictions

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT, or a 10% owner of the REIT) is not qualifying income for purposes of the income tests under the Code. Our charter prohibits any holder from owning, or being deemed to own by virtue of the constructive ownership provisions of the Code, shares of our capital stock to the extent that such ownership or deemed ownership would result in the Company failing to qualify as a REIT.

In addition, subject to certain exceptions specified in our charter, (a) no holder may (i) own, or be deemed to own by virtue of certain constructive ownership provisions of the Code, in excess of 5.0% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of our common stock or (ii) own, or be deemed to own by virtue of certain other constructive ownership provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock; (b) no holder may (i) own, or be deemed to own by virtue of certain constructive ownership provisions of the Code, in excess of 5.0% of the number (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our preferred stock or (ii) own, or be deemed to own by virtue of certain other constructive ownership provisions of the Code, in excess of 9.9% (by value or number of shares, whichever is more restrictive) of any class or series of outstanding shares of our preferred stock; and (c) no holder may (i) own, or be deemed to own by virtue of certain constructive ownership provisions of the Code, in excess of 5.0% (in value) of the aggregate of the outstanding shares of our capital stock or (ii) own, or be deemed to own by virtue of certain other constructive ownership provisions of the Code, in excess of 9.9% (in value) of the aggregate of the outstanding shares of our capital stock.

The constructive ownership rules under the Code are complex and may cause shares of capital stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 5.0% of our outstanding common stock, 5.0% of our outstanding preferred stock or 5.0% of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own our stock in excess of the above ownership limits.

Our board of directors may waive the ownership limit and the related party limit (as described below) with respect to a particular stockholder if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. Because rent from related party tenants is not qualifying rent for purposes of the gross income tests under the Code, our charter provides that no individual or entity may own, or be deemed to own by virtue of certain constructive ownership provisions of the Code (which differ from the constructive ownership provisions applied to the above ownership limits), in excess of 9.9% in value of the outstanding common stock of a tenant of the Company. We refer to this ownership limit as the related party limit. As a condition of any waiver, our board of directors may require a ruling from the Internal Revenue Service (the “IRS”), an opinion of counsel satisfactory to it or an undertaking, or both from the applicant with respect to preserving our REIT status. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the ownership limit or the related party limit, or shares which would otherwise cause the REIT to be beneficially owned by less than 100 persons or which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit or the related party limit, or shares which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will automatically be transferred to a trustee of a trust for the benefit of one or more charitable beneficiaries selected by us. While these shares are held in trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions and will be entitled to exercise all voting rights with respect to those shares. Within 20 days of the transfer, the trustee shall sell the shares held in the trust to one of more persons, designated by the trustee, whose ownership of the shares will not violate the ownership limit. The net proceeds shall be divided as follows: the intended transferee will receive the lesser of (i) the price paid by the intended transferee or, if the intended transferee did not give value for such shares (through a gift, devise or otherwise), a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary.

In addition, until the trustee has sold the shares of stock held in trust, such shares are purchasable by us at a price equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price for the stock on the date we determine to purchase the stock.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Our board of directors granted exemptions from the ownership limit to certain existing stockholders (Leo Liebowitz, Howard Safenowitz and Milton Cooper and their affiliated trusts and partnerships) who own shares of our common stock in excess of the ownership limits.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., 462 South 4th Street, Suite 1600 Louisville, KY 40202.

Possible Anti-Takeover Effects of Maryland Law and our Charter and Bylaws

Our charter and bylaws contain certain provisions that may make it more difficult for a third party to acquire control of us without the approval of our board of directors. In addition, certain provisions of the Maryland General Corporation Law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in our stockholders’ receiving a premium over the market price of their shares of our capital stock.

Number of Directors; Vacancies. The number of directors on our board of directors may only be altered by the action of a majority of our entire board of directors. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire board of directors. A vacancy on our board of directors for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, although such majority may be less than a quorum. Any individual so elected as director holds office until the next annual meeting of stockholders and until his successor is elected and qualifies.

Power to Issue Preferred Stock. Our board of directors has the authority, without further action by the holders of our common stock, to issue shares of preferred stock in one or more classes or series and to fix the relative designations, powers, preferences and privileges of the preferred stock, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.

Power to Reclassify Shares of Our Stock. Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into one or more classes or series of stock, and to divide and classify shares of any class into one or more series of such class. Prior to issuance of classified or reclassified shares of any class or series, our board of directors is required by the Maryland General Corporation Law and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

Special Stockholders’ Meetings. Our bylaws provide that special meetings of stockholders may be called only by our president, chairman of the board, chief executive officer or board of directors, or by our stockholders only upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Advance Notice Provisions. Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by or at the direction of our board of directors or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders.

Restrictions of Transfer. The ownership and transfer restriction provisions in our charter described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which stockholders might receive a premium for their stock over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Maryland Business Combination Act. In addition to these provisions of our charter and bylaws, we are subject to the provisions of Maryland Business Combination Act (the “Business Combination Act”), which prohibits transactions between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Generally, pursuant to the Business Combination Act, an “interested stockholder” is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of a Maryland corporation’s voting stock. These provisions could have the effect of delaying, preventing or deterring a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our capital stock.

Maryland Control Share Acquisition Act. The Maryland Control Share Acquisition Act may deny voting rights to shares involved in an acquisition of one-tenth or more of the voting stock of a Maryland corporation. In our charter and bylaws, we have elected not to have the Maryland Control Share Acquisition Act apply to any acquisition by any person of shares of stock of our Company.